Exhibit 99.1

Molina Healthcare Renews Agreement with CVS Caremark for Pharmacy Benefit Management

LONG BEACH, Calif.--(BUSINESS WIRE)--January 3, 2019--Molina Healthcare, Inc. (NYSE: MOH) today announced that, following a comprehensive procurement process, it has extended its agreement with CVS Caremark for pharmacy benefit management (PBM) services through 2021. Under the agreement, which became effective January 1, 2019, CVS Caremark will continue to administer pharmacy benefits for the approximately 4 million members Molina serves through its Medicaid, Medicare, and Marketplace health plans. The extension modifies Molina’s existing agreement with CVS Caremark to align Molina’s pharmacy management strategy with the operational improvement initiatives that have been underway over the last year under its new management team.

The agreement is immediately accretive to earnings and will enable Molina to remain responsive to state partner requirements as it manages its nearly $3 billion of annual pharmacy expenses in an evolving government-sponsored health care landscape. This PBM initiative is one of several that Molina has pursued to lower its costs, including clinical strategies with formulary, utilization management and generic dispensing initiatives, while improving health outcomes for members.

“Our renewed partnership with CVS Caremark and the restructuring of our pharmacy benefit management business have allowed us to unlock significant value by lowering costs while improving member adherence and outcomes,” said Joe Zubretsky, president and CEO of Molina Healthcare, Inc. “We now have the management team, PBM partner and infrastructure in place to deliver best in class pharmacy services to our members and state partners.”

“We are pleased to continue our longstanding relationship with Molina Healthcare as their pharmacy benefits manager,” said Derica Rice, president, CVS Caremark, which is the PBM business of CVS Health. “We believe that CVS Caremark’s integrated and innovative pharmacy care model and unique enterprise assets play an important role in helping support coordinated care, and we look forward to continuing to work with Molina Healthcare to improve the health outcomes of their members.”

Molina Healthcare members can continue to search among the Company’s robust list of in-network pharmacies by visiting providersearch.molinahealthcare.com.

About Molina Healthcare

Molina Healthcare, Inc., a FORTUNE 500 company, provides managed health care services under the Medicaid and Medicare programs and through the state insurance marketplaces. Through its locally operated health plans, Molina Healthcare served approximately 4 million members as of September 30, 2018. For more information about Molina Healthcare, please visit molinahealthcare.com.

CONTACT:
Molina Healthcare:
Ryan Kubota
Investor Relations
562-435-3666

Laura Murray
Public Relations
562-506-9208